CONOLOG REPORTS RESULTS FOR THE SIX MONTHS
ENDED JANUARY 31, 2010

Somerville, NJ – March 22, 2010: Conolog Corporation (NASDAQ: CNLGD) announced today the results for the six months ended January 31, 2010.

Product revenues for the six months ended January 31, 2010 was $580,016 a decrease of $365,624 for the same period ended January 31, 2009. The Company attributes this as a result of customer delivery requirements.

Cost of Goods Sold (Materials and Labor) during the six month period ended January 31, 2010 increased by $59,627 as a result of production delays and rescheduling of shipments.

Gross Profit for the six months ended January 31, 2010 and 2009 were $286,026 and $711,277 respectively. This decrease of $425,251 was directly related to the change in customer delivery schedules and related documentation in the second quarter ended January 31, 2010 when the Gross Profit decreased by $343,815.

Total Selling, general and administrative expenses for the six months ended January 31, 2010 and 2009 amounted to $3,257,251 and $1,133,547 respectively. This increase of $2,123,884 included the amortization of a non-cash expense of $2,054,443 for the 2009 stock incentive grant to employees, officers and directors.

Other non-cash non-operating expenses for the current six month period totaled $5,455,306 and consisted mainly of non-cash costs related to recording equity derivatives on debt in the amount of $5,306,521; and induced conversion cost of $150,201. Non-cash non-operating expenses for the three month period ended January 31, 2010 was $1,456,397. Subsequent to January 31, 2010, all remaining debt and warrants were converted, resulting in the recapturing of equity derivative expenses recorded at January 31, 2010.

As a result of the foregoing, the Company reported a net loss from operations of ($8,426,531) or ($2.93) per share compared to a loss of ($665,744) or ($0.21) per share for the six months ended January 31, 2010 and 2009, respectively. Loss per share of common stock included the weighted average of 1,929,032 common stock purchase warrants for the six months ended January 31, 2010.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. The Company designs and assembles electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. The Company’s INIVEN division is a provider of a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

ASSETS
	January 31, 2010	July 31, 2009
Current Assets:
Cash and cash equivalents	$547,890	$27,358
Accounts receivable, net of allowance	63,260	245,980
Prepaid expenses	42,680	70,843
Prepaid service agreements	498,200	-
Current portion of note receivable	14,864	14,864
Inventory	1,484,351	1,395,452
Other current assets	328,546	551,937
Total Current Assets	2,979,791	2,306,434

Property and equipment:
Net Property and Equipment	420,765	396,704

Other Assets:
Other non-current assets	223,411	-
Deferred financing fees, net of amortization	134,539	8,445
Note receivable, net of current portion	68,239	69,846
Total Other Assets	426,189	78,291

TOTAL ASSETS	$3,826,745	$2,781,429

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$117,875	$217,456
Accrued expenses	10,097	26,132
Derivative Liability	557,466
Current Convertible debenture, net of discount	-	34,318
Total Current Liabilities	685,438	277,906

Non-Current Liabilities:

Convertible debenture, net of discount	$45,132	-
Total Liabilities	730,570	277,906

Stockholders' Equity:
Preferred stock, par value $.50; Series A; 4% cumulative;
500,000 shares authorized;155,000 shares issued and outstanding	77,500	77,500
Preferred stock, par value $.50; Series B; $.90 cumulative; 500,000
500,000 shares authorized; 1,197 shares issued and outstanding	597	597
Common stock, par value $0.01; 30,000,000 shares authorized;
4,468,787 and 1,842,485 shares issued and outstanding at
January 31, 2010 and July 31, 2009 respectively	44,688	18,425
Contributed capital	60,705,267	52,385,432
Accumulated deficit	(57,600,143)	(49,173,964)
Treasury shares at cost - 2 shares	(131,734)	(131,734)
Deferred compensation	-	(672,733)

Total Stockholders’ Equity	3,096,175	2,503,523

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,826,745	$2,781,429

The accompanying notes are an integral part of the condensed consolidated financial statements

CONOLOG CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)

	For the Three Months		For the Six Months
	Ended Janaury 31,		Ended Janaury 31,
	2010	2009	2010	2009
OPERATING REVENUES
Product revenue	$111,920	$488,959	$580,016	945,640

Cost of product revenue
Cost of goods sold	97,107	130,331	293,990	234,363
Total Cost of product revenue	97,107	130,331	293,990	234,363

Gross Profit (Loss) from Operations	14,813	358,628	286,026	711,277
Selling, general and administrative expenses
General and administrative (includes non-cash stock grants)	2,002,097	507,610	2,751,999	880,684
Research and development	30,915	1,720	51,323	27,380
Professional fees	194,533	55,852	317,967	121,953
Marketing and trade shows	76,416	48,947	135,962	103,350
Total selling, general and administrative expenses	2,303,961	614,129	3,257,251	1,133,367
Loss Before Other Income (Expenses)	(2,289,148)	(255,501)	(2,971,225)	(422,090)
OTHER INCOME (EXPENSES)
Interest expense	(470,531)	(14,140)	(3,558,855)	(69,274)
Interest income	556	2,483	1,416	13,812
Other Income	-	355,267	-	355,267
Change in Fair Market value of derivatives	(853,134)	-	(1,678,621)	-
Induced conversion cost	(118,993)	(25,406)	(150,201)	(205,911)
Amortization	(33,634)	(168,774)	(69,045)	(337,548)
Total Other Income (Expense)	(1,475,736)	149,430	(5,455,306)	(243,654)
Loss before provision for income taxes	(3,764,884)	(106,071)	(8,426,531)	(665,744)
Provision for income taxes	-	-	-	-
NET LOSS	$(3,764,884)	$(106,071)	$(8,426,531)	$(665,744)
Preferred stock dividends	$(1,045)	$-	$(2,090)	$-
NET LOSS APPLICABLE TO COMMON SHARES	$(3,765,929)	$(106,071)	$(8,428,621)	$(665,744)
NET LOSS PER BASIC AND DILUTED COMMON SHARE	$(0.99)	$(0.03)	$(2.93)	$(0.21)
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING	3,798,852	3,127,079	2,879,293	3,123,736

The accompanying notes are an integral part of the condensed consolidated financial statements